Exhibit 16.1
INTERMEDIATE MUNICIPAL TRUST
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Intermediate Municipal Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 9, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Fifth Third Intermediate Municipal Bond Fund and Fifth Third Municipal Bond Fund, portfolios of Fifth Third Funds, into Federated Intermediate Municipal Trust, a portfolio of the Trust.

WITNESS the due execution hereof this 15th day of August, 2008.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	R. James Nicholson /S/ R. James Nicholson
John F. Cunningham /S/ John E. Cunningham	Thomas M. O’Neill /S/ Thomas M. O’Neill
J. Christopher Donahue /S/ J. Christopher Donahue	Marjorie P. Smuts /S/ Marjorie P. Smuts
John S. Walsh /S/ John S. Walsh	James F. Will /S/ James F. Will